Exhibit 99.1

THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Third Amendment to the Securities Purchase Agreement (the “Second Amendment”) between Lithium Technology Corporation (“LTC”) and Cicco Holding AG (“Cicco”) (together “the Parties”) dated March 30, 2011 (the “SPA”) is made as of April 27, 2012 between LTC and Cicco.

WHEREAS, the Parties entered into the SPA and other agreements in connection therewith (collectively, the “Transaction Agreements”) as of March 30, 2011, as subsequently amended by the Parties by an Amendment to Securities Purchase Agreement dated as of December 31, 2011 (the “First Amendment”), and a Second Amendment to Securities Purchase Agreement as of March 30, 2012 the “Second Amendment”; and

WHEREAS, the Parties desire to continue discussing the next steps towards a mutually beneficial cooperation and have agreed to further extend the period during which Cicco may fund the Commitment Amount (as such term is defined in the SPA) under the Note(s) (as such terms are defined in the SPA) under the conditions defined below;

NOW THEREFORE, the Parties hereto agree as follows:

1.	Amendment of SPA.

By mutual agreement and for reasons that are in the best interest of both Parties, the "Availability Period" as defined in Section 1.1 of the SPA is extended by an additional three months from April 27, 2012 to July 31, 2012 (“Conditional Extension Period”).

2.	Applicability of Amendment.

The extension of the Availability Period is applicable to all of the other Transaction Agreements, the First Amendment and the Second Amendment. Except as provided in this Third Amendment and the below Section 3 “Conditionality of Amendment”, all the aforementioned Transaction Agreements remain unchanged and valid.

3. Conditionality of Amendment

Both Parties agree that this Third Amendment is subject to previous and ongoing talks and proposals between the Parties about the future cooperation of the Parties being substantially agreed upon and executed by the end of the Conditional Extension Period. In case LTC enters into an agreement with another party, this extension becomes invalid.

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date first written above.

LITHIUM TECHNOLOGY CORPORATION

By:	/s/Martin Koster
Name:	Martin Koster
Title:	Chief Executive Officer

CICCO HOLDING AG

By:
Name:	Dr. Toni Russi
Title:	Member of the Board